UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(X) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   NORD, ERIC T.

   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION - NDSN

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   OCTOBER 29, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
  COMMON STOCK               |      |    |                  |   |           |1,581,728 *        |D     |                           |
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  COMMON STOCK               |      |    |                  |   |           |1,352,088 (1) *    |I     |BY SPOUSE                  |
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  COMMON STOCK               |      |    |                  |   |           |481,320 *          |I     |BY TRUST                   |
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(1)  Reporting person disclai|      |    |                  |   |           |                   |      |                           |
ms beneficial ownership of th|      |    |                  |   |           |                   |      |                           |
ese securities.              |      |    |                  |   |           |                   |      |                           |
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*     Number of shares have b|      |    |                  |   |           |                   |      |                           |
een adjusted to reflect 2-for|      |    |                  |   |           |                   |      |                           |
-1 stock split               |      |    |                  |   |           |                   |      |                           |
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      on 9/12/00.            |      |    |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Units             |        |10/31|J   |369        |A  |     |     |COMMON STOCK|369    |*      |22,351**    |D  |            |
                        |        |/00  |    |           |   |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* STOCK UNITS ACCRUED THROUGH NORDSON'S DIRECTOR'S DEFERRED COMPENSATION PLAN AS OF
10/31/00 AND HAVE ACCRUED ON
A
     PERIODIC BASIS. RECEIPT OF STOCK IS NOT PERMISSIBLE UNTIL THE DIRECTOR CEASES TO BE A DIRECTOR
OR ATTAINS AGE 70,
WHICHEVER
     OCCURS
FIRST.
**  NUMBER OF SHARES HAVE BEEN ADJUSTED TO REFLECT 2-FOR-1 STOCK SPLIT ON
9/12/00.
SIGNATURE OF REPORTING PERSON
N. D. PELLECCHIA, ATTORNEY-IN-FACT
DATE
NOVEMBER 21, 2000